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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 26, 1998


                         WINDMERE-DURABLE HOLDINGS, INC.
                         -------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                     FLORIDA
                            ------------------------
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)


             1-10177                                      59-1028301
       -----------------                             -------------------
    (COMMISSION FILE NUMBER)                   (IRS EMPLOYER IDENTIFICATION NO.)


                         WINDMERE-DURABLE HOLDINGS, INC.
                             5980 MIAMI LAKES DRIVE
                              MIAMI LAKES, FLORIDA             33014
            --------------------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE) (ZIP CODE)






        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE  (305) 362-2611
                                                            --------------

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ITEM 5.           OTHER EVENTS.

         On June 26, 1998, the Company entered into a Credit Agreement with NationsBank, National Association dated June 26, 1998 which provided the Company with $345.0 million in Senior Credit Facilities, consisting of a $160.0 million Senior Secured Revolving Credit Facility, a $90.0 million Tranche A Term Loan, a $75.0 million Tranche B Term Loan and a $20.0 million Tranche C Term Loan.

         The Senior Secured Revolving Credit Facility includes (a) a $20 million sublimit for the issuance of letters of credit and (b) a $10 million sublimit for swing line loans (the "Swing Line Loans"). All amounts outstanding under the Senior Secured Revolving Credit Facility shall be payable on June 26, 2003. The Tranche A Term Loan will be payable in quarterly installments, ranging from $2.5 million for the quarter ended March 31, 1999 to $6.25 million for the quarter ended March 31, 2003, and all remaining amounts owing due the following quarter. The Tranche B Term Loan will be payable in annual installments of $750,000, with all remaining amounts owing thereunder due June 26, 2004. The Tranche C Term Loan will be payable in annual installments of $200,000, with all remaining amounts owing thereunder due June 26, 2004.

         Interest will accrue on the loans made under the Senior Secured Revolving Credit Facility (other than Swing Line Loans) at either LIBOR (adjusted for any reserves) or the base rate, which is the higher of NationsBank, N.A.'s prime rate and the federal funds rate plus 0.05% (the "Base Rate"), at the Company's option. Interest will accrue on the Senior Secured Revolving Credit Facility and the Tranche A Term Loan at either LIBOR (adjusted for any reserves) plus a specified margin which will be determined by the leverage ratio of the Company and its subsidiaries that initially will be set at 2.50%, or the Base Rate, plus a specified margin of 1.50%, at the Company's option. Interest will accrue on the Tranche B Term Note and the Tranche C Term Loan at either LIBOR (adjusted for any reserves) plus a specified margin which will be determined by the leverage ratio of the Company and its subsidiaries that initially will be set at 3.00%, or the Base Rate plus a specified margin of 2.00%, at the Company's option. Swing Line Loans will bear interest at the Base Rate. The post-default rate on outstanding loans is 2.00% above the otherwise applicable rate of interest.

         The aggregate amount outstanding under the Senior Credit Facilities will be prepaid by amounts equal to the net proceeds, or a specified portion thereof, from certain indebtedness and equity issuances and specified asset sales by the Company and its subsidiaries, and by a specified percentage of cash flows in excess of certain expenditures, costs and payments. The Company may at its option reduce the amount available under the Senior Credit Facilities to the extent such amounts are unused or prepaid in certain minimum amounts.

         The Company pays certain annual administration fees to NationsBank, N.A. for its own account as well as a commitment fee and certain fees relating to letters of credit to NationsBank, N.A. for its own account and the account of the other lenders under the Senior Credit Facilities.

         The Senior Credit Facilities are secured by a security interest in substantially all of the real and personal property, tangible and intangible, of the Company and its domestic subsidiaries, as well as a pledge of all of the stock of such domestic subsidiaries, a pledge of not less than 65% of the voting stock of each direct foreign subsidiary of the Company and each direct foreign subsidiary of each domestic subsidiary of the Company, and a pledge of all of the capital stock of any subsidiary of a subsidiary of the Company that is a borrower under the Senior Credit Facilities. The Senior Credit Facilities will be guaranteed by all of the current and future domestic subsidiaries of the Company.

         The Senior Credit Facilities contain a number of significant covenants that, among other things, will restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that will otherwise restrict corporate and business activities. In


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addition, under the Senior Credit Facilities, the Company is required to comply with specified financial ratios and tests, including a minimum net worth test, a fixed charge coverage ratio, an interest coverage ratio, a leverage ratio and a minimum EBITDA requirement.

         In addition, on June 26, 1998, the Company entered into a Bridge Loan Agreement with Nations which provided the Company with a $185.0 million in Senior Subordinated Loans. The Senior Subordinated Loans mature in 2008 and bear interest at an increasing rate equal to (i) the one-month London interbank offered rate, adjusted for reserves ("LIBOR Option") plus (ii) the "Applicable Margin," which shall initially be 550 basis points per annum, increasing by an additional 100 basis points per annum after the first 180-day period following the funding date, then increasing by 50 basis points per annum on each 90-day period thereafter for as long as the Senior Subordinated Loans are outstanding.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits

                  10.1 Credit Agreement by and among Windmere-Durable Holdings, Inc. and NationsBank, National Association, and the Other Lenders Party thereto From Time to Time dated June 26, 1998

                  10.2 Bridge Loan Agreement dated as of June 26, 1998 among Windmere-Durable Holdings, Inc., the Guarantors listed therein, the Lenders named therein, NationsBanc Montgomery Securities LLC and NationsBridge, LLC.






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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    WINDMERE-DURABLE HOLDINGS, INC.




Date: July 16, 1998                 By:/s/ Harry D. Schulman
                                       -----------------------------------------
                                       Harry D. Schulman








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